Exhibit 99.1

Moelis & Company Reports Record First Quarter 2017 Financial Results;

Quarterly Dividend of $0.37 Per Share

•	Record first quarter revenues of $173.3 million, up 37% from the first quarter of 2016
•	GAAP net income of $0.46 per share (diluted) for the first quarter of 2017; Adjusted net income of $0.54 per share (diluted) for the first quarter, including a $0.07 per share tax benefit
•	Australian joint venture, Moelis Australia Limited, listed on the Australian Securities Exchange (ASX) to help accelerate its continued growth
•	Continued to execute on organic growth strategy

―    Announced a veteran Managing Director hire to advise software and services clients, augmenting existing team of five technology focused Managing Directors

•	Strong balance sheet with cash and short term investments of $184.3 million and no debt or goodwill
•	Declared quarterly dividend of $0.37 per share

NEW YORK, April 25, 2017 – Moelis & Company (NYSE: MC) today reported financial results for the first quarter ended March 31, 2017.  The Firm’s revenues of $173.3 million increased 37% over the prior year period and represented our largest first quarter of revenues since inception. The Firm reported first quarter 2017 GAAP net income of $39.4 million, or $0.46 per share (diluted) compared with $25.6 million or $0.31 per share (diluted) in the prior year period.  On an Adjusted basis, the Firm reported net income of $33.7 million or $0.54 per share (diluted) for the first quarter of 2017, which compares with $19.6 million of net income or $0.35 per share (diluted) in the prior year period.   Both GAAP and Adjusted net income in the first quarter of 2017 include a tax benefit of $0.07 per share related to the settlement of share based awards in accordance with ASU No. 2016-09.

“We achieved record revenues in the first quarter of 2017 with strong performance across all of our advisory offerings.  These results reflect the realization of our early investment in building a global franchise, which allows us to deliver an integrated network to our clients.  This translated into an increase in the number of transaction completions and total clients advised during the quarter,” said Ken Moelis Chairman and Chief Executive Officer.

“Earlier this month our Australian joint venture listed on the Australian Securities Exchange, selling 20% of the company.  We formed the joint venture in 2010 with a modest investment, and the success of the business and its recent listing is a testament to our commitment to disciplined and profitable growth.  In addition, we recently added a veteran software banker to enhance our technology offering with five senior Managing Directors currently on the ground.  We will continue to grow our business organically with a focus on financial discipline.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.  Currently 48% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 52% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company.

In the second quarter of 2016, the Firm modified the description of its unaudited non-generally accepted accounting principles (“non-GAAP”) measure presented in its quarterly earnings release and other supplementary information from “Adjusted Pro Forma” to “Adjusted.” This modification impacted the descriptions only. The amounts and principles used to derive the Adjusted data have been consistently applied.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands except per share data)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Revenues	$173,258	$126,364	37%	$173,258	$126,364	37%
Income (loss) before income taxes	46,376	31,063	49%	47,540	32,437	47%
Provision for income taxes	6,997	5,444	29%	13,878	12,813	8%
Net income (loss)	39,379	25,619	54%	33,662	19,624	72%

Net income (loss) attributable to noncontrolling interests	24,101	18,649	29%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$15,278	$6,970	119%	$33,662	$19,624	72%
Diluted earnings per share	$0.46	$0.31	48%	$0.54	$0.35	54%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $173.3 million in the first quarter, as compared with $126.4 million in the prior year period, representing an increase of 37% and our highest first quarter of revenues on record.  This compares favorably with an 11% decrease in the number of global completed M&A transactions in the same period1.  The increase in revenues during the quarter reflects a greater number of transaction completions and total clients advised.  We advised 141 clients (46 of whom paid fees equal to or greater than $1 million) in the first quarter of 2017 as compared with 126 clients (28 of whom paid fees equal to or greater than $1 million) during the same period in the prior year.

We continued to execute on our strategy of profitable expansion.  We recently hired a veteran Managing Director who will strengthen our technology expertise, providing financial and strategic advice to software and services clients.  He will join the firm this summer.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Expenses
Compensation and benefits	$101,726	$74,668	36%	$100,562	$73,294	37%
% of revenues	59%	59%		58%	58%
Non-compensation expenses	$28,498	$22,805	25%	$28,498	$22,805	25%
% of revenues	16%	18%		16%	18%
Total operating expenses	$130,224	$97,473	34%	$129,060	$96,099	34%
% of revenues	75%	77%		74%	76%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $130.2 million for the first quarter of 2017.  On an Adjusted basis, operating expenses were $129.1 million for the first quarter of 2017 as compared with $96.1 million in the prior year period.  The increase in operating expenses was primarily linked to increased revenues, which drove our increased compensation and benefits expenses, as well as higher non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $101.7 million in the first quarter of 2017.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for the reported periods) were $100.6 million for the first quarter of 2017, as compared with $73.3 million in the prior year period.  The Adjusted compensation and benefits ratio was consistent at 58% of revenues in both the current and prior year periods.

Non-compensation expenses on a GAAP and Adjusted basis were $28.5 million for the first quarter of 2017 as compared with $22.8 million for the prior year quarter, while our non-compensation expense ratio decreased to 16% from 18% in the same period of the prior year.  The decrease in the

____________________

 Source: Thomson Financial as of April 4, 2017; includes all transactions greater than $100 million in value non-compensation expense ratio was primarily driven by substantially higher revenues.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 48% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 52% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed all outstanding Class A partnership units of Moelis & Company Group LP to have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s first quarter 2017 income was taxed at our corporate effective tax rates of 29.2%, versus 39.5% in the prior year period.  The decrease in the tax rate is primarily attributable to a tax benefit related to the appreciation of the Company’s stock price between employee equity grant date and delivery date.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of March 31, 2017, we held cash and short term investments of $184.3 million and had no debt or goodwill on the balance sheet.

On April 21, 2017, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.37 per share.  The $0.37 per share will be paid on May 24, 2017 to common stockholders of record on May 10, 2017.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Tuesday, April 25, 2017, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our first quarter 2017 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company First Quarter 2017 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10103666.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients with about 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:

Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended March 31,
	2017	2016
Revenues	$173,258	$126,364

Expenses
Compensation and benefits	101,726	74,668
Occupancy	4,180	4,558
Professional fees	5,241	2,236
Communication, technology and information services	5,471	5,296
Travel and related expenses	6,591	6,131
Depreciation and amortization	857	736
Other expenses	6,158	3,848
Total expenses	130,224	97,473

Operating income (loss)	43,034	28,891
Other income (expenses)	238	103
Income (loss) from equity method investments	3,104	2,069
Income (loss) before income taxes	46,376	31,063
Provision for income taxes	6,997	5,444
Net income (loss)	39,379	25,619

Net income (loss) attributable to noncontrolling interests	24,101	18,649
Net income (loss) attributable to Moelis & Company	$15,278	$6,970

Weighted-average shares of Class A common stock outstanding
Basic	26,160,969	20,376,718
Diluted	32,921,576	22,402,820
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.58	$0.34
Diluted	$0.46	$0.31

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended March 31, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$101,726	$(1,164)	(a)	$100,562

Income (loss) before income taxes	46,376	1,164		47,540
Provision for income taxes	6,997	6,881	(b)	13,878
Net income (loss)	39,379	(5,717)		33,662

Net income (loss) attributable to noncontrolling interests	24,101	(24,101)		-
Net income (loss) attributable to Moelis & Company	$15,278	$18,384		$33,662

Weighted-average shares of Class A common stock outstanding
Basic	26,160,969	29,399,474	(b)	55,560,443
Diluted	32,921,576	29,399,474	(b)	62,321,050
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.58			$0.61
Diluted	$0.46			$0.54

(a)

Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 29.2% for the period stated, which includes the excess tax benefit related to the settlement of share-based awards in accordance with ASU No. 2016-09 of $4.6 million. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.8%.

	Three Months Ended March 31, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$74,668	$(1,374)	(a)	$73,294

Income (loss) before income taxes	31,063	1,374		32,437
Provision for income taxes	5,444	7,369	(b)	12,813
Net income (loss)	25,619	(5,995)		19,624

Net income (loss) attributable to noncontrolling interests	18,649	(18,649)		-
Net income (loss) attributable to Moelis & Company	$$6,970	$12,654		$19,624

Weighted-average shares of Class A common stock outstanding
Basic	20,376,718	33,870,710	(b)	54,247,428
Diluted	22,402,820	33,870,710	(b)	56,273,530
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.34			$0.36
Diluted	$0.31			$0.35

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.5% for the period presented.